Exhibit 10.1

PRIVATE & CONFIDENTIAL
Mr. Frederic de Wilde
Hand delivery

Lausanne, November 3, 2025

Dear Frederic:

We are pleased to confirm your employment with Philip Morris Products S.A. (hereafter referred to as the "Company") as CEO International, reporting to Mr. Jacek Olczak, Group Chief Executive Officer, and based in Lausanne, Switzerland.

This contract supersedes and replaces any previous employment contracts with the Company or any other affiliate of Philip Morris International Inc.

The terms and conditions of your employment will be as follows:

Effective Date

This contract will be effective as of January 1, 2026 (the “Effective Date”), for an indefinite period of time, provided that you are in possession of a work permit valid in Switzerland by then.

For the purpose of benefits which are linked to seniority in the Company, your initial entry date into Philip Morris International Inc. or its subsidiaries will be taken into account, i.e. August 5, 1992 (the “Service Date”).

Annual Base Salary

Your gross annual base salary, to be paid in 13 installments, will be Swiss Francs (CHF) 1’250’002.--, corresponding to your grade, which is 26.

The 13th installment will be pro-rated for the number of months worked, and paid to you in November.

Place of Work and Mobility

You recognize that you are part of an international mobility program. As part of this program, you may be assigned to / hired by another PMI affiliate abroad after your assignment with Philip Morris Products S.A. in Switzerland. The terms and conditions of this assignment or transfer will be agreed in a separate contract or in an addendum to this Agreement.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Incentive Compensation Award Program

As a grade 26 employee, you will be eligible to participate in the Incentive Compensation (“IC”) Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2022 Performance Incentive Plan (or any similar plan adopted from time to time). Each eligible employee has an annual IC award target that assumes a PMI company performance rating of 100 and a target individual performance level.

For a grade 26 employee, the current target is 125% of annual base salary. Targets are reviewed annually and are made available to employees under the PMI 23-G4 Global Variable Compensation Programs Annex 1.

Stock Award Program

As a grade 26 employee, you will be eligible to participate in the Stock Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2022 Performance Incentive Plan (or any similar plan adopted from time to time). Each eligible employee has an annual stock award target that assumes a target individual performance level.

For a grade 26 employee, the current target is 275% of annual base salary. Targets are reviewed annually and are made available to employees under the PMI 23-G4 Global Variable Compensation Programs Annex 2.

The Incentive Compensation and Stock Award Programs are discretionary and do not obligate the Company to make an award nor entitle employees to receive an award. Eligibility to participate in the Programs does not guarantee receipt of an award and receiving an annual award does not guarantee receipt of an award in the future. Any awards that are made may be higher or lower than the targets mentioned above. Targets may be amended at the discretion of the Company at any time without prior notice.

Vacation Days

Your annual vacation entitlement will depend on your age and the duration of so far work experience, as per Vacation Guidelines.

For part-time employment or every incomplete calendar year your entitlement will be calculated pro rata temporis.

In addition, the Company grants (i) two Floating Days per calendar year, that may be taken at any time during the year (these two days cannot be carried over to the following year), and (ii) two fixed days as company holidays in addition to the public holidays of the Canton de Vaud. It corresponds to the current Company practice, that the Company keeps the right to change at any time without notice or compensation.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Fidelity Premium

For each completed year of service, the Company pays a cumulative bonus of CHF 150.-- on each anniversary of the Service Date, up to a maximum of CHF 3'000.-- for 20 years of service.

Trial Period

No trial period will apply.

Termination of Employment

This contract shall be terminable in accordance with Swiss law. Each party may terminate the agreement for the end of a month by giving one month notice within the first year of employment, two months notice from the second to ninth year of employment or three months notice as of the tenth year of employment.

Pension Fund

In accordance with the Swiss Federal Pension Law (“LPP”), you will remain a member of the “Caisse de pension Philip Morris en Suisse” (the “Pension Fund”), providing old age, disability, and survivor’s benefits. For further details, please refer to the Pension Fund regulations.

Your contribution to the Pension Fund will be deducted each month from your salary according to the current Pension Fund regulations.

Swiss Social Security Schemes (AVS/AI/APG/AC)

Contributions to the various Swiss Federal insurance schemes will be deducted from your compensation each month in accordance with the applicable Swiss laws.

Accident Insurance

In accordance with Swiss Federal Insurance Law (LAA), you are automatically covered for accident in the event of occupational or non-occupational accidents. This cover is paid for by the Company.

Health Insurance

If you wish, you may join the Company group health insurance contract. Employees and their eligible dependents (spouse and dependent children up to age 18 or up to age 25 if full-time students or apprentices) can enroll into this group health insurance scheme. The Company bears a portion of the insurance premium cost. No Company contributions will be paid if you choose to arrange an individual cover outside the group scheme.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Salary Continuation in the Event of Sickness

In accordance with the regulations of the Company’s insurer, 100% of the annual base salary is paid for up to 2 years from the first day you are unable to work. This cover is paid for by the Company without affecting the right of each party to end the contract.

Life Insurance

In accordance with the regulations of the Company’s insurer and in coordination with the Pension Fund, you are provided with an insurance cover in case of death and permanent disability paid for by the Company.

Office Working Hours

The weekly basic work schedule is 40 hours spread over 5 days, from Monday to Friday, based on a full time occupational rate. You understand and agree that your annual base salary includes all compensation for time worked in excess of the basic work schedule, and that there will be no extra compensation for such work. For further details, please refer to the People & Culture Department.

Repatriation Support

The Company provides repatriation support as per the relevant guidelines as regularly updated.

Temporary Accommodation

In accordance with Company policy, temporary accommodation will be provided to you for up to 30 days.

Tax Assistance

The Company will pay the fees of tax advisers chosen by the Company on the first occasion you are required to complete a tax declaration in Switzerland (provided you are still employed by the Company at this time). This entitlement may be subject to income tax and/or social security deductions if applicable, which the Company does not compensate. Should you not opt for this benefit, please send a note via MyPMI Portal within three months from the effective date of the contract.

After this initial period, the Company will either (i) pay the fees of tax advisers chosen by the Company on the occasions you are required to complete a tax declaration in Switzerland subject to you contributing for CHF 3’500.-- per year (amount to be deducted from your salary) or (ii) pay you an allowance of CHF 1’500.-- per year in lieu of tax assistance. This entitlement may be subject to income tax and/or social security deductions, if applicable. You must indicate your preference by sending a note via MyPMI Portal. Should no preference be indicated, the Company will automatically opt for the second (ii) option.

In case your registered partner or spouse is employed by a PMI entity based in Switzerland and is eligible to Tax Assistance as described in this section, only one of you is eligible to the Tax Assistance, notwithstanding the option selected.
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Benefit Car (or Cash Allowance / Yearly Travel Pass)

You will be entitled to a benefit car in accordance with Company policy.

If you choose not to receive a benefit car, you may opt for a cash allowance, or a travelcard in Switzerland for you and your partner in accordance with Company policy.

Taxability of Benefits

Certain benefits described in this contract are subject to income tax and social security deductions. Please also take into account that the tax and social security treatment of all benefits may change in the future according to Swiss law or Company policy. Details may be obtained from the P&C Department.

Data Protection

The Company will, in the course of its business, process personal data relating to you (for example, personal details, bank account information, or automated records of your use of information systems, or information required for building access control systems).

The Company may also in the course of its business, process personal information relating to other persons whose personal information you provide, such as your relative(s) or partner(s) (“Your Contacts”) (for example contact details or information in connection with employee benefits).

You give your consent to the Company to:
(a)process your personal information for its, and its Affiliates’, business purposes. Those purposes include legal, personnel, administrative and management purposes (including, for example: payroll administration; correspondence; IT systems development, operation and maintenance; building access controls; performance review, and talent management);
(b)process your sensitive personal data (for example data relating to health), where this is necessary for the administration of the employment relationship, and is permitted by law (for example, to administer health benefits);
(c)make your personal information available to its Affiliates for them to process for their own benefit, for the same purposes as described above;
(d)make your personal information available, and to permit the Company’s Affiliates also to make your personal information available:
(i)to third parties who provide products or services to the Company or its Affiliates (such as advisers, payroll administrators, and information services providers) for the same purposes as described above; and
(ii)to other third parties, where required or permitted by law, including: regulatory authorities; potential or future employers; and governmental or quasi-governmental organisations.

You also confirm that, before providing us with personal information of Your Contacts, you will obtain their consent to the Company processing their data as above.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Data Protection (cont’d)

As a multi-national organisation, PMI transfers personal information globally. You consent to the transfer of your personal information, as outlined above, either within or outside Switzerland and including where the country or territory in question does not maintain data protection standards that are equivalent to those of Switzerland. In all cases, PMI will implement adequate measures for the treatment of the data in accordance with PMI 03-C.

You may request access to the personal information that we hold about you, or request the correction or deletion of your personal information, by contacting your P&C Department.

Confidential Information and Intellectual Property

Your appointment is subject to your executing with the Company the Employee Proprietary Information and Innovations Agreement attached as Annex A.

Company Property

Furthermore upon termination of your employment, you should return to the Company and/or its affiliates all paper and electronic files and documents, tapes, CD’s, and copies thereof and other items belonging to the Company and its affiliates, irrespective of their source and origin, including Company corporate cards, telephone cards, keys, access and identification cards, computers, and, if requested, will certify that this has been done to the best of your belief and that you also comply with all Company Records & Information Management (RIM) policies, procedures, and guidelines before your departure.

The settlement of any outstanding expenses due to the Company, including, but not limited to any outstanding balance on the account of the corporate card issued in your name could be set-off with any payable sums.

Duties of the Employee

You shall complete your tasks and promote the affairs of the Company diligently and carefully, and shall safeguard the interests of the Company. You have to exercise your responsibilities, functions, duties and powers in compliance with applicable laws and regulations and with the strategies and guidelines of the Company, and will comply with the codes, principles, practices and procedures that are applicable within the Company, as issued or amended during the employment relationship.

Governing Law, Applicable Policies and Jurisdiction

The validity, construction and performance of this Employment Agreement shall be governed by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland. The Policies and Procedures of the Company, Philip Morris International, as amended or newly issued from time to time, shall also apply.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Miscellaneous

The foregoing represents the basis of your employment with the Company. Please indicate your acceptance thereof by signing and returning one copy of this contract to us by November 5, 2025 the latest. After this date this contract will become null and void.

Should you have any questions, feel free to contact Mr. Constantin Romanov, Vice President Total Rewards.

We look forward to your joining Philip Morris Products S.A. in Lausanne, and remain,

Yours sincerely,

PHILIP MORRIS PRODUCTS S.A.

/s/ CONSTANTIN ROMANOV Constantin Romanov Vice President Total Rewards	/s/ ANNA NOWAK Anna Nowak Director Executive Compensation

Read and approved:	/s/ FREDERIC DE WILDE	Date:	3 Nov 2025
(Frederic de Wilde)

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Annex A
Employee Proprietary Information and Innovations Agreement
This Employee Proprietary Information and Innovations Agreement (“Agreement”) sets forth in writing certain understandings and procedures applicable to the employment of Mr. Frederic de Wilde (the “Employee”) with the undersigned entity (the “Company”) and these understandings and procedures apply from the date of the Employee’s initial employment with the Company (“Employment Date”) even if this Agreement is signed by the Employee and the Company after the Employment Date.1

1.Duties. In return for the compensation and benefits now and hereafter paid or provided to the Employee, Employee hereby agrees to perform those duties for the Company as the Company may designate from time to time. During the Employee’s employment with the Company, the Employee further agrees that the Employee will (i) devote the Employee’s best efforts to the interests of the Company, and (ii) not engage in other employment or in any conduct that could either be in direct conflict with the Company’s interests or that could cause a material and substantial disruption to the Company and (iii) otherwise abide by all of the Company’s policies and procedures as they may be established and updated from time to time.

2.Confidentiality.
a.The Employee is engaged in a position of trust and confidence in which the Employee may, from time to time, use, observe, obtain, be provided with, have access to, or develop (alone and/or with others) Confidential Information of the Company and/or the Company’s parent corporations, subsidiaries, holding companies or affiliates (the “Group Companies”) (and confidential information of partners, collaborators or customers of any of the Group Companies (the “Third-Party Entities”) that has been provided to the Group Companies by or on behalf of the Third-Party Entities).
b.The term “Confidential Information” for purposes of this Agreement means and includes any information (including without limitation any formula, pattern, device, plan, process, or compilation of information) in any medium including written or electronic which: (i) is or is designed to be analyzed by, or used, in the business of the Company and/or the Group Companies or results from the research and development activities of the Company and/or the Group Companies and/or is provided to any of the Group Companies by any Third-Party Entities; or (ii) is private and confidential in that it is not known to the public, including but not necessarily limited to business affairs, plans, organizational structure, research and development, product formulas, components and ingredients, product delivery systems, product packaging and labeling design, product functioning, product health and/or safety information, manufacturing systems and information, identity of vendors and/or suppliers, trade secrets, financial data, personnel, legal strategies, business strategies, testing systems, protocols, equipment and analyses, safety data and analyses, unpublished clinical trial information, data, endpoints, outcomes and analyses, and information services including retrieval services, etc. (collectively, the "business affairs, plans, etc."), and further including but not necessarily limited to drafts and excepts and summaries of any of the foregoing, as well as business affairs, plans, etc. of the Company that are historical in nature or that for any reason are no longer are being used or pursued or that for any reason are not used or pursued by the Company. If the Employee is unsure
1 The Employee should refer to this Agreement’s appendices for specific requirements pertaining to the Employee’s jurisdiction of employment, if any. Such appendices shall be incorporated into this Agreement and shall have the same force and effect as this Agreement.
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

as to whether any particular matter, document or information is confidential, the Employee should ask the Employee’s immediate manager or the Law Department for guidance.
c.The Employee shall not, whether before, during or after the Employee’s employment with the Company, use for the Employee’s own benefit, disclose to or use for the benefit of any other person, firm or corporation, any Confidential Information. This expressly includes Confidential Information that the Employee may receive or have access to before the beginning of the Employee’s Employment Date. Notwithstanding the above, such restrictions concerning the disclosure of Confidential Information do not apply to the following:

i.Disclosures that are required by law and/or compelled by a valid court order or subpoena, or to information that is provided in good faith to a governmental enforcement agency when such disclosure is directly related to and necessary for the furtherance of the agency’s investigation.  If disclosure of Confidential Information is sought by court order or subpoena, Employee shall provide prompt written notice to the Company and agree to reasonably cooperate with the Company in seeking a protective order or other appropriate relief from the court order or subpoena. The notice required to be disclosed in this section shall be sent to the Company’s Legal Department, Attention: Intellectual Property, at the address listed at the end of this Agreement or to another address the Company may, from time to time, specify in writing.
ii.Additionally, the restrictions in this Confidentiality Agreement do not restrict the Employee from discussing or disclosing the Employee’s wages and/or terms and conditions of employment (as long as the condition of employment is not itself a trade secret or proprietary information of the Company or subject to a legal privilege).
iii.Nothing in this Agreement or any Company policy limits the Employee (with or without prior notice to the Company) from raising in good faith or participating in an investigation regarding any potential violation of law or regulation with any applicable governmental or regulatory agency. Further, this Agreement does not prevent the Employee from making other disclosures protected by law under the whistleblower provisions of any local, state, or federal statutes or regulations of the Employee’s state or jurisdiction of employment. However, the Employee agrees that any disclosure of Confidential Information made in these circumstances will be limited to Confidential Information that is reasonably related to the alleged violation and/or specifically requested by the investigating agency.

d.No change in the Employee’s compensation or other terms of employment will affect the terms of this Agreement.
e.All paper, digital and electronic memoranda, notes, records, reports, photographs, drawings, plans, papers, data, computer programs, hard drives, data devices, storage media and/or devices, or other documents or media made or compiled by or made available to the Employee during the course of employment, and any copies or abstracts thereof, whether or not they contain Confidential Information, are and shall be the property of the Company and shall be delivered to the Company by the Employee immediately upon termination of employment regardless of the reason for
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

the termination. The above is not intended to be necessarily inclusive and shall include any records whether in writing, electronically or mechanically created, etc.

f.The Employee understands and acknowledges that use or disclosure of Confidential Information in violation of this Agreement would result in immediate and irreparable harm to the Company and its competitive position. The Employee thus acknowledges and agrees that the Company is entitled to seek the entry of a restraining order, preliminary injunction or other preliminary, provisional or permanent court order to enforce this Agreement and, to the extent permitted by applicable law, the Employee expressly waives any security that might otherwise be required in connection with such relief. The Employee also agrees that any request for such relief by the Company shall be in addition and without any prejudice to any claim for monetary damages, costs, and other appropriate relief which the Company might elect to assert. In the event the Employee violates any provision of this Agreement, the Company shall be entitled to recover all costs and expense of enforcement, including reasonable attorney’s fees.

g.At the termination of employment, or at any time upon the written request of the Company, the Employee agrees to promptly return all of the Company and the Group Companies’ property, including without limitation, Confidential Information, and agrees that the Employee will conduct a diligent search and inquiry to locate all originals and all copies of any business records and property of the Company or the Group Companies which are or were subject to the Employee’s custody or control, regardless of the sources from which such records were obtained; that the Employee will return all such documents or property, if any, to the Company; and, that the Employee will certify to the Company that to the best of the Employee’s knowledge and belief all such documents and property have been returned.

h.During the Employee’s employment with the Company, the Employee will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by the Employee prior to the Employee’s employment with the Company or (b) disclose to the Company, or use or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. The Employee is not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent the Employee from complying, with this Agreement.

3.Intellectual Property.

a.Innovations. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship (including, without limitation, computer programs and drawings, whether manual or electronic), information fixed in any tangible medium of expression (whether or not protectable under copyright laws), findings, conclusions, data, concepts, techniques, formulae, processes, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.
b.Disclosure and License of Prior Innovations. The Employee has listed on Attachment 1 attached hereto all Innovations that were conceived, reduced to practice, created, derived, developed, or made by the Employee alone or jointly with others (or were
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

acquired in whole or in part by the Employee) prior to the Employee’s Employment Date and to which the Employee retains any ownership rights, interest or control (collectively referred to as the “Prior Innovations”). The Employee represents that the Employee has no rights in any Innovations other than those Prior Innovations listed in Attachment 1. If nothing is listed on Attachment 1, the Employee represents that there are no Prior Innovations as of the Employee’s Employment Date. The Employee hereby grants to the Company and the Company’s designees a royalty-free, transferable, assignable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights of any sort relating to any Innovations owned by the Employee or in which the Employee has any other right or interest or control that the Employee – with our without consent of the Company – utilizes or incorporates, or permits to be utilized or incorporated, in any Innovations that the Employee, solely or jointly with others, creates, derives, conceives, develops, makes or reduces to practice within the scope of the Employee’s employment with the Company or with the use of any Company resources, facilities, equipment, or information (including without limitation the Company’s Confidential Information) (the “Company Innovations”). Notwithstanding the foregoing, the Employee will not incorporate, or permit to be incorporated, any Innovations that the Employee owns or in which the Employee has any other right or interest, in any Company Innovations without the prior written consent of an officer of the Company.
c.Assignment of the Company Innovations.  The Employee will promptly disclose and fully describe to the Company all Company Innovations. To the fullest extent permitted by law, the Employee hereby does and will irrevocably assign to the Company or the Company’s designee all of the Employee’s rights, title, and interest in and to any and all Company Innovations, which assignment operates automatically upon the earliest of the creation of the Company Innovations. To the extent any of the rights, title and interest in and to the Company Innovations cannot be assigned by the Employee to the Company or do not otherwise vest in the Company, the Employee hereby grants to the Company an exclusive, royalty-free, transferable, assignable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations. To the extent any of the rights, title and interest in and to the Company Innovations can neither be assigned nor licensed by the Employee to the Company (including non-assignable moral rights) and do not otherwise vest in the Company, the Employee hereby irrevocably waives and agrees never to assert the non-assignable and non-licensable rights, title and interest against the Company, any of the Company’s successors in interest, or any of the Company’s customers.
d.Reservation of Rights to Occasional Innovations. The Company reserves the right to acquire all Innovations that the Employee solely or jointly with others, creates, derives, conceives, develops, makes or reduces to practice in the course of Employee’s work for the Company, but not in performance of the Employee’s contractual obligations (“Occasional Innovations”). The Employee shall notify the Company immediately of Occasional Innovations and the Company shall inform Employee within six months whether the Company wishes to acquire the Occasional Innovation. The special remuneration pursuant to Art. 332(4) of the Swiss Code of Obligations is reserved.
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

e.Future Innovations. The Employee will promptly disclose in writing to the Company all Innovations conceived, reduced to practice, created, derived, developed, or made by the Employee during the Employee’s employment with the Company and for three (3) months thereafter, whether or not the Employee believes the Innovations are subject to this Agreement, to permit a determination by the Company as to whether or not the Innovations are or should be considered Company Innovations. The information required to be disclosed in this section 3(d) shall be submitted through the Company’s processes for submitting Company Innovations (e.g. the portal at https://pmi-portal.force.com/idf/s/) or sent to the Company’s Legal Department, Attention: Intellectual Property, at the address listed at the end of this Agreement or to another address the Company may, from time to time, specify in writing. The Company will receive that information in confidence.
f.Notice of Nonassignable Innovations. This section 3 c, d and e does not apply to an Innovation that the Employee cannot be required to assign by law (including, without limitation, pursuant to the applicable statutory provisions of Employee’s jurisdiction of employment set forth in the appendices attached to this Agreement, if any). Employee has reviewed the appendices attached to this Agreement and agrees that Employee’s signature on this Agreement constitutes the Employee’s assent to the applicable appendices of the Employee’s jurisdiction of employment, if any.
g.Further Assurances.  Upon the request and at the expense of the Company, and for the benefit of the Company as determined by the Company, the Employee shall, during and after the Employee’s employment, execute and deliver any and all documents and instruments, and do such other acts, that may be necessary or desirable, as determined by the Company, to evidence the ownership of rights, and each assignment and transfer described in this Agreement. The Employee will do the same to enable the Company to secure the Company’s sole and exclusive rights in the Confidential Information, the Company property, and the Company Innovations, or to apply for, prosecute, defend and enforce any intellectual property rights with respect to any Confidential Information, the Company property, or the Company Innovations, or to obtain any extension, validation, re-issue, continuance or renewal of any related intellectual property right, in each case in any and all jurisdictions. The Employee agrees to disclose to the Company all pertinent information and data with respect to Confidential Information, the Company property, and the Company Innovations. In the event the Employee’s employment or service is terminated, the Employee will do all the things described in this paragraph without charge to the Company other than a reasonable payment for the Employee’s time involved. If the Company is unable for any other reason to secure the Employee’s signature on any document described above, then the Employee hereby irrevocably designates and appoints the Company and the Company’s duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or trademark, copyright or other registrations thereon with the same legal force and effect as if executed by the Employee. The foregoing is deemed a power coupled with an interest and to the extent permissible by applicable law is irrevocable.
4.No License. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to the Employee with respect to any Confidential Information, the Company property, the Company Innovations, or other data, tangible property or any intellectual property of the Company.
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

5.Equitable Relief. The Employee agrees that the provisions of this Agreement are reasonably necessary to protect the Company’s legitimate business interests. The Employee agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this Agreement, and that a breach of such covenants could cause serious and irreparable injury to the Company. Accordingly, the Company shall have available, in addition to any other right or remedy available to it, the right to seek an injunction from a court of competent jurisdiction restraining such a breach (or threatened breach) and to specific performance of these terms and conditions. To the extent permitted by law, the Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and the Employee hereby consents to the issuance of such injunction and to the ordering of specific performance.

6.Blue Pencil. Notwithstanding any provision to the contrary herein, the Employee agrees that the covenants contained in these terms and conditions are reasonable covenants under the circumstances, and further agrees that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

7.Survival. This Agreement (a) shall survive the Employee’s employment by the Company; (b) does not in any way restrict the Employee’s right to resign or the right of the Company to terminate the Employee’s employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of the Company; and (d) is binding upon the Employee’s heirs and legal representatives.

8.Severability; Waiver. If any provision or provisions of this Agreement shall be held to be unenforceable by any court, the remaining provisions shall continue in full force and effect. The Employee and the Company agree that those provisions should be and are reformed to the extent permitted by applicable law and expressly authorize the court to reform those provisions in that manner. Any waiver of a breach of this Agreement shall not constitute a waiver of a future breach, whether of a similar or dissimilar nature.

9.Modification. This Agreement may not, on behalf of or with respect to the Company, be changed, modified, released, discharged, abandoned or otherwise terminated, in whole or part, except by any instrument in writing signed by an officer of the Company.

10.Governing Law; Forum.  The laws of the jurisdiction where the Employee is employed by the Company govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles.  Any dispute or controversy arising out of or relating to this Agreement shall be submitted either to the court of the domicile or seat of the defendant or as otherwise allowed under Swiss law. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.  For the avoidance of doubt, the foregoing terms will control over any conflicting terms in the Employee’s offer letter or employment agreement, as applicable.

11.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; (d) by email,
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

effective (A) when the sender receives an automated message from the recipient confirming delivery or (B) one hour after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered, whichever happens first, but if the delivery or receipt is on a day which is not a business day or is after 5:00 p.m. (addressee’s time) it is deemed to be received at 9:00 a.m. on the following business day; or (e) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to the Employee shall be sent to any address in the Company’s records or any other address the Employee may provide in writing. Notices to the Company shall be sent to the Company’s Legal & Compliance Department, Attention: Intellectual Property, at the address listed below or to another address the Company may specify in writing.

12.Entire Agreement. This Agreement represents the Employee’s entire understanding with the Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

The Employee has read this Agreement carefully and agrees to its terms.

On Behalf of Philip Morris Products S.A. (the “Company”):
Avenue de Rhodanie 50
1007 Lausanne, Switzerland

Dated: November 3, 2025

/s/ CONSTANTIN ROMANOV	/s/ ANNA NOWAK
Constantin Romanov	Anna Nowak
Vice President Total Rewards	Director Executive Compensation

Employee:

Dated:   03 Nov 2025

 /s/ FREDERIC DE WILDE
(Signature)

Frederic de Wilde
(Printed Name)

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Attachment 1

List of Prior Innovations made by the Employee (if none, write “NONE”):

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

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